Exhibit 5

DLA Piper US LLP 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

November 17, 2006

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Re:	4,000,000 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

Ladies and Gentlemen:

We are acting as counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (registration no. 333-131384) (the “Registration Statement”) that became effective pursuant to Rules 401(g) and 462(e) promulgated under the Securities Act of 1933, as amended, upon filing with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated January 30, 2006, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 4,000,000 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company (the “Shares”), as described in the Prospectus, a preliminary prospectus supplement dated November 13, 2006 and a final prospectus supplement dated November 14, 2006 (such final prospectus supplement, the “Prospectus Supplement”). This opinion letter is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of the Underwriting Agreement dated November 14, 2006 by and among the Company, LaSalle Hotel Operating Partnership, L.P. and Wachovia Capital Markets, LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”). We have also examined copies of the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”), the

articles supplementary pursuant to which the terms of the Shares are established, the Company’s Amended and Restated Bylaws, the trust action taken by the Company that provides for the registration and issue of the Shares and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Shares have been duly authorized by the Company, are validly issued, fully paid and non-assessable and are not subject to any preemptive or other similar rights under any provision of the Maryland REIT Law, as defined in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or under the Declaration of Trust and (b) the terms of the Shares conform in all material respects to all statements and descriptions thereof contained in the Prospectus and the Prospectus Supplement.

Our opinions set forth above are subject to the following general qualifications and assumptions:

1.	The foregoing opinions are rendered as of the date hereof. We assume no obligation to update or supplement the opinions if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland REIT Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland REIT Law and such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Shares, together with all outstanding shares, will not cause the Company to issue common shares or preferred shares in excess of the number of such shares authorized by the Declaration of Trust.

5.	We assume that none of the Shares will be issued in violation of Article VII of the Declaration of Trust.

6.	Our opinions are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

DLA Piper US LLP

/s/ DLA PIPER US LLP